EXHIBIT 3.1

AMENDMENT NO. 5

TO THE

AMENDED AND RESTATED BY-LAWS

OF

BLACK DIAMOND, INC.

The Amended and Restated By-laws of Black Diamond, Inc., a Delaware corporation (the “By-laws”), shall be amended as follows:

Article III, Section 3 of the By-laws is hereby amended by deleting such section in its entirety and inserting the following Article III, Section 3 in lieu thereof:

“Section 3. Removal. Except as provided in the Certificate of Incorporation or under applicable law, directors may be removed from office with or without cause by a vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.”

In order to correct a typographical error, all references to “Article VII” contained in Amendment No. 2 to the By-laws are hereby changed to “Article VI.”

I hereby certify that the foregoing is a full, true and correct copy of Amendment No. 5 to the Amended and Restated By-laws of Black Diamond, Inc., a Delaware corporation, as in effect on the date hereof.

Dated: August 4, 2017

BLACK DIAMOND, INC.

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Chief Financial Officer,
Chief Administrative Officer,
Secretary, and Treasurer